                                                             The Shaw Group Inc.

                                                     8545 United Plaza Boulevard
                                                           Baton Rouge, LA 70809
                                                                    225.932.2500
(THE SHAW GROUP INC. LOGO)
--------------------------------------------------------------------------------

March 8, 2001

Mr. David Chapman
Beau Rivage Casino and Hotel
875 Beach Blvd.
Biloxi, Mississippi 39530

Dear Dave:

I am pleased to offer employment to you with The Shaw Group Inc. ("Shaw" or the "Company") as President of Fabrication and Manufacturing Services. Key provisions of our employment offer are as follows:

o        START DATE - As soon as practicable on a mutually agreeable date.

o BASE SALARY - $350,000 per year from your initial date of employment with the Company. Base Salary is paid biweekly in arrears.

o ANNUAL BONUS - Participation in the Company's annual bonus program with a minimum bonus of $325,000 per year. First bonus is due by October 31, 2002.

o SHAW STOCK OPTIONS - 100,000 Shaw stock options to be granted to you, with an exercise price equal to today's market closing price. This stock option grant will vest in annual installments of 25% each, with full vesting after four years. If, under your direction, the Fabrication and Manufacturing Services meets 90% of their planned budget for fiscal year 2002, Shaw will guarantee a $10.00 accretion in stock price. If 85% of budget were achieved, $5.00 accretion would be guaranteed. This accretion is guaranteed sometime during the life of the options. Once the accretion is achieved, all guarantees would become null and void.

o LOAN - Upon employment, Shaw will loan you $1,000,000.00. This loan will become due upon leaving the company prior to three years of employment. Once three years of employment has been achieved, this loan will be forgiven. Your loan would be forgiven if your services were no longer required during those three years.

o BENEFITS - You will be eligible for participation in the following benefit programs:

         - 401(k) RETIREMENT PLAN - Employees may defer from 1% to 15% of covered compensation into the Plan, subject to federal limits and non-discrimination testing. The Plan offers a selection of 13 different investment funds including a Shaw common stock fund. The Company matches employee contributions at $0.50 per $1.00 up to 6% of covered compensation. Company matching begins after one year of service. NOTE: You may enroll in the 401(k) Plan on any Entry Date (i.e. January 1 or July 1).

         - BASIC TERM LIFE (2 x ANNUAL SALARY) AND ACCIDENTAL DEATH & DISMEMBERMENT - Provided at no cost to employee.

         - MEDICAL AND DENTAL INSURANCE - Medical coverage is provided through a Preferred Provider Organization (PPO) plan or a traditional indemnity plan based upon where the employee resides. Dental coverage is provided through a traditional indemnity arrangement. Employees pay Medical and Dental premiums on a pre-tax basis through Shaw's Section 125 Cafeteria Plan.

         - EXEC-U-CARE -- Participation in the Exec-U-Care Program which provides for reimbursement of medical and dental expenses (up to $5,000 per year) not covered by the Company's group Medical and Dental Insurance.

         - SUPPLEMENTAL LIFE INSURANCE -- You may purchase supplemental term life insurance coverage in increments of 1, 2, 3 or 4 times annual base salary. Employees pay Supplemental Life premiums on a pre-tax basis through Shaw's Section 125 Cafeteria Plan.

         - DEPENDENT LIFE INSURANCE -- You may purchase life insurance on your spouse ($10,000) and/or on your children ($5,000 per child).

         -        SICK LEAVE -- Five sick days per calendar year.

         - SHORT TERM DISABILITY -- Optional coverage providing income continuation (66 2/3% of base salary up to $1,200 per week) for up to 90 days.

         - COMPANY CAR -- A Company car will be furnished for use in business activity.

         - COUNTRY CLUB MEMBERSHIP -- A Country Club Membership will be furnished (Country Club of Louisiana).

         - LONG TERM DISABILITY -- Participation in the executive LTD plan (Benefit: 60% of base salary up to $10,000 per month) which is provided at no cost to participants.

         - FLEXIBLE SPENDING ACCOUNTS -- Allows employees to set aside tax-free dollars from their pay for eligible expenses relating to health care and/or dependent/custodial care.

         - NOTE: You will be eligible to enroll in the Basic Term Life, Accidental Death & Dismemberment, Supplemental Life, Dependent Life, Short Term Disability, Long Term Disability, and Flexible Spending Account plans on your first day of employment. You will be eligible to enroll in the Medical, Dental, and Exec-U-Care plans on the first of the month following your completion of three months' service.

         - VACATION -- Three weeks (15 days) per year in accordance with Company policy.

The Company will reimburse you up to $200.00 per hour for your use of your personal aircraft for company approved business. However, in no event shall you be allowed to transport any other persons, whether or not employed by the Company, for such company-approved business. You agree to attempt to name the company as an additional insured on your aircraft policy of insurance.

Upon the completion of three years' employment with the Company, you agree to continue to provide services to Shaw as a consultant for a period of three years. In consideration for your consulting services the Company will pay you an annual retainer of $200,000 (to be paid biweekly in arrears) based on a minimum of 200 hours of services per year (assuming such services are requested by the Company. In the event the Company requests fewer hours of service, the retainer shall not be decreased). After the first 200 hours you will be paid at a rate of $250.00 per hour.

Should you be terminated other than for cause, the Company will be required to provide one year's notice of such termination.

This offer is contingent upon satisfactory results from a pre-employment drug screen.

Please indicate your agreement to the terms and conditions outlined above by signing and dating this letter in the space provided below.

Should you have any questions regarding this matter, please feel free to call me or Bob Gettys, our Director of Human Resources, at 225-932-2610.

We look forward to having you as part of The Shaw Group family.

Sincerely,

/s/ J. M. BERNHARD, JR.

J. M. Bernhard, Jr.
Chairman of the Board, President and Chief Executive Officer



Agreed:  /s/ DAVID L. CHAPMAN                  Date:  4-6-02
        ---------------------------                 --------------------
          David Chapman